Exhibit 5a

March 17, 2017

Cleco Corporate Holdings LLC

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5526

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cleco Corporate Holdings LLC, a Louisiana limited liability company (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to (i) $535,000,000 aggregate principal amount of the Company’s 3.743% Senior Secured Notes due 2026, which have been registered under the Securities Act (the “2026 Exchange Notes”), for up to $535,000,000 aggregate principal amount of the Company’s outstanding 3.743% Senior Secured Notes due 2026, which have not been so registered (the “2026 Original Notes”) and (ii) $350,000,000 aggregate principal amount of the Company’s 4.973% Senior Secured Notes due 2046, which have been registered under the Securities Act (the “2046 Exchange Notes,” and together with the “2026 Exchange Notes,” the “Exchange Notes”), for up to $350,000,000 aggregate principal amount of the Company’s outstanding 4.973% Senior Secured Notes due 2046, which have not been so registered (the “2046 Original Notes,” and together with the “2026 Original Notes,” the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued by the Company under an indenture dated as of May 17, 2016 (the “Base Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of May 17, 2016 (the “First Supplemental Indenture”), and as amended and supplemented by the Second Supplemental Indenture dated as of May 17, 2016 (the “Second Supplemental Indenture,” and together with the First Supplemental Indenture, the “Supplemental Indentures” and the Supplemental Indentures, together with the Base Indenture, the “Indenture”). The Exchange Notes are to be offered and exchanged in the manner described in the Registration Statement (the “Exchange Offer”).

In our capacity as your counsel in connection with the matters referred to above, we have examined originals, or copies certified or otherwise identified, of the Registration Statement, the Base Indenture, the Supplemental Indentures, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions below, we have relied, to the extent we deemed proper, without independent investigation, upon the certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual

Atlanta | Austin | Boston | Chicago | Cincinnati | Dallas | Hartford | Hong Kong | Houston | London | Los Angeles | Miami

Morristown | New Orleans | New York | Providence | Sacramento | San Francisco | Stamford | Washington DC | West Palm Beach

March 17, 2017

matters contained therein or covered thereby. In giving the opinions below, we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies are true and correct copies of the originals of such documents and such original copies are authentic and complete. In giving the opinions below, we also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, (iv) the Trustee and the Company has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture and the Exchange Notes and that the Trustee has complied with all applicable laws and regulations, including all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture and the Exchange Notes against the Company and (v) each of the Trustee and the Company is validly existing and in good standing in all necessary jurisdictions.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that

1.	The Exchange Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and issued in exchange for the Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinion rendered herein is limited to the laws of the State of New York, the Delaware Limited Liability Company Act and the applicable federal laws of the United States, each as in effect on the date hereof.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, dated as of the date hereof, and our opinions are subject to the qualifications, assumptions and exceptions set forth therein.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that

March 17, 2017

we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Locke Lord LLP